Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 21, 2025, with respect to the financial statements of The RealReal, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California
February 21, 2025